EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Accelerated Global Technology Corp.:

We consent to the use of our report dated January 14, 2008, except as to Note 7, which is as of February 13, 2008, with respect to the balance sheet of Accelerated Global Technology Corp. (a development stage company) (the “Company”) as of November 8, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the period October 23, 2007 (inception) through November 8, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that states that the Company has not commenced commercial operations, has generated no revenues and has insufficient working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
February 13, 2008